EXHIBIT 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), effective as of May 2, 2013 (the “Effective Date”), is between IMPRIMIS PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, and MARK BAUM (the “Executive”).  Unless otherwise specified, capitalized terms used in this Agreement are defined in Section 22.  This Agreement is entered into with respect to the following facts:

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated July 24, 2012 (the “Original Agreement”);

WHEREAS, the parties wish to amend and restate the Original Agreement in full as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is agreed as follows:

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The initial period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until the third anniversary of the Effective Date, unless sooner terminated in accordance with Section 4 or extended by mutual written agreement of the parties (the “Initial Term”). After the Initial Term, the Agreement shall automatically be renewed for one-year terms (each a “Subsequent Term,” and together with the Initial Term, the “Term”) unless other party provides the other party written notice of non-renewal at least ninety (90) days prior to the end of the then current Term. At the end of the Term, Executive’s employment shall continue at will on a month-to-month basis, terminable by either party for any or no reason.

2. Duties and Responsibilities. During the Term, Executive shall serve as the Company’s Chief Executive Officer and shall perform the customary duties of each position and such other duties as may be reasonably assigned to Executive by the Board and shall exercise such supervision and powers over and with regard to the business of the Company customarily associated with each such position. Executive shall report directly to the Company’s Chairman of the Board. In addition, it is contemplated that at all times during the effectiveness of this Agreement, Executive shall be nominated for election to the Board by the stockholders of the Company so that he may continue to serve as a director of the Company and the Chairman of the Board in accordance with the Company’s governing instruments. Executive’s service on the Board will be subject to any required stockholder approval and to be without additional compensation. Executive shall be based in the Company’s principal executive offices in San Diego, California, although the parties understand that reasonable travel shall be required in the performance of Executive’s duties under this Agreement. Executive shall devote Executive’s full and exclusive business time (as opposed to personal time), energy, and ability to the business of Company, and shall perform Executive’s duties faithfully and in compliance with the law. Subject to written notice to the Board, it shall not be a violation of this Agreement for Executive to serve on the Board of Directors of, or own shares or hold options to purchase shares in, Ideal Power Converters, Inc., one other Board of Directors of a corporation whose shares are publicly traded on a national exchange and one other Board of Directors of a private company, or to serve on other corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments. Any additional service on a Board of Directors or otherwise shall be subject to prior approval of the Board, which shall not be unreasonably withheld, but may be reasonably reviewed from time to time and withdrawn based on such reasonable review. If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign all positions that Executive then holds with the Company or any of its Affiliates. If Executive fails to so resign, the Board shall thereupon have the right to remove Executive from all such positions without further action or notice.

3. Compensation and Benefits.

(a) Base Salary. During the Term, Executive’s annual base salary (“Base Salary”) shall be $329,000, and may be increased (but not decreased) by the Committee in its sole discretion. Notwithstanding the foregoing, Executive’s Base Salary may be decreased in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company.

(a) Annual Cash Bonus. Executive shall be eligible to participate in the Company’s management incentive plan as established and amended by the Committee from time to time (the “MIP,” and the bonus paid thereunder, the “MIP Bonus”). Executive’s target MIP Bonus (the “Target MIP Bonus”) shall be 45% of Base Salary, and Executive’s maximum MIP Bonus shall be 65% of the Target MIP Bonus. The actual MIP Bonus earned and paid depends upon the achievement of Company and/or individual performance objectives as established and determined by the Committee in its sole discretion. The actual MIP Bonus earned will be paid on or before March 15 of the year following the year in which the MIP Bonus was earned.

(b) Equity Compensation.

(i) Annual Equity Grant. Executive shall be eligible for and shall be considered annually for equity awards under the terms of the Company’s Amended and Restated 2007 Incentive Stock Awards Plan, or any successor thereto (the “Plan”), as determined by the Committee in its sole discretion.

(ii) Initial Equity Grant. Upon the Effective Date (the “Grant Date”), Executive shall receive a one-time grant of equity awards pursuant to the Plan, consisting of stock options for 180,000 shares, with an exercise price equal to the closing price of Company stock on the Grant Date, subject to terms of the stock option agreement in the form attached as Exhibit A; and (B) 200,000 restricted stock units, subject to terms of the restricted stock unit agreement in the form attached as Exhibit B.

(iii) Performance Stock Unit Grant. On the Grant Date, Executive shall receive a one-time grant of 1,050,000 performance stock units, subject to terms of the performance stock unit agreement in the form attached as Exhibit C.  Notwithstanding the forgoing, to the extent the grant of performance stock units exceeds the number of shares available for grant under the Plan and/or the applicable annual per person grant limit for performance stock units, the grant shall be subject to approval by the Company’s stockholders of sufficient shares and a limit covering the excess. No excess shares shall be earned or issued unless and until such approval is obtained. The Company shall use reasonable efforts throughout the Term to obtain the necessary stockholder approval. To the extent such approval is not obtained, this Section 3(c) shall be null and void with respect to the excess shares and the failure to obtain such approval shall not otherwise be deemed a breach of this Agreement or an event constituting Good Reason.

(c) Benefits. During the Term, Executive shall be eligible to participate in all of the Company’s employee benefit plans as in effect from time to time and subject to the terms and conditions thereof, consistent with an employee of Executive’s position. Notwithstanding the foregoing, in no event shall Executive be entitled to reimbursement for personal use of corporate aircraft or any gross-up payment for taxes due under Code Section 4999.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company under this Agreement provided that such expenses are incurred for business reasons and accounted for in accordance with the Company’s policy. The Company shall reimburse Executive for legal fees and expenses up to $3,500, which Executive may incur in connection with the negotiation and execution of this Agreement, payable within thirty (30) days following the Company’s receipt of an invoice from Executive’s legal firm.

(e) Clawback Policy. Notwithstanding anything to the contrary in this Agreement, all incentive-based compensation payable hereunder shall be subject to any clawback policy adopted by the Company from time to time, including, without limitation, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(f) Business Development Performance Stock Options. Upon the Board’s approval of a merger, acquisition, financing, strategic partnership, spinoff, spin out or equity carve out or similar transaction involving the Company and/or any newly formed subsidiary or affiliate (collectively a “Strategic Transaction”), the Board will in good faith consider issuing performance stock options with an exercise price equal to the current fair market value of the Company’s common stock to Executive to compensate Executive for raising capital, acquiring and developing intellectual property and technology and/or successfully executing on other strategic objectives of the Company. The Board’s current target with respect to such awards in connection with a capital raising Strategic Transaction would be to grant Executive performance stock options valued using the Black Scholes valuation formula equal to 4% of the cash made available to the Company to develop its assets other than its Impracor product or such other reasonable metric as the Board shall determine. The actual amount of any award would be determined at the time of the Strategic Transaction, and could be less than or exceed the target. At Executive’s or the Board’s option, the performance stock options may be issued in the subsidiary or affiliate involved in the Strategic Transaction (if applicable). The Board may adopt a policy regarding the specifics of an award in connection with a specific type of Strategic Transaction.

(g) Lock-Up. Executive will not, without the prior written consent of the Company, sell, contract to sell or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in a disposition by Executive at any time in the future of) any securities of the Company acquired pursuant to the terms of this Agreement except (i) securities required to be sold to pay the tax obligations of Executive arising directly out of the grants contained in this Agreement; (ii) securities that qualify as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by a similar lock-up agreement; or (iii) sales of the Company’s common stock or any trading day which do not exceed 10% of the average trading volume of Company’s common stock during the 20 days prior to any such disposition on the NASDAQ Capital Market or successor exchange. The foregoing restrictions expressly preclude Executive from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in disposition of securities during the lock-up period even if such securities would be disposed of someone other than Executive, including, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from securities.

4. Termination of Employment. Executive’s employment may be terminated by either party without any breach of this Agreement only under the circumstances specified below. Any termination of Executive’s employment, other than by reason of Executive’s death, shall be communicated by a notice of termination to the other party. For purposes of this Agreement, a “notice of termination” shall mean a written notice that (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

(a) Death. Executive’s employment shall terminate upon Executive’s death.

(b) Disability. If the Company determines in good faith that Executive is Disabled during the Term, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive if, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties with or without a reasonable accommodation.

(c) Cause. The Company may terminate Executive’s employment for Cause.

(d) Without Cause. The Company may terminate Executive’s employment at any time without Cause upon 90 days’ prior written notice. For purposes of this Agreement, including without limitation Section 5, a termination due to Executive’s death or Executive being Disabled shall not be deemed a termination by the Company without Cause.

(e) Resignation or For Good Reason. Executive may resign or terminate Executive’s employment with the Company for Good Reason within 90 days following the end of the Cure Period.

(f) Expiration of Term. Executive’s employment under this Agreement shall terminate upon expiration of the Term, which shall not constitute a termination without Cause or a resignation for Good Reason.

5. Compensation After Termination of Employment. Upon termination of Executive’s employment under this Agreement during the Term, Executive (or such payee as Executive designates in writing or Executive’s estate) shall be entitled to receive the following compensation:

(a) Base Salary and Accrued but Unpaid Expenses and Vacation. The Company shall pay Executive any Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.

(b) Other Compensation and Benefits. Except as otherwise provided under this Agreement,

(i) any other compensation or benefits (including retirement or deferred compensation benefits) to which Executive may be entitled at the time of termination shall be determined and paid in accordance with the terms of such plans, policies, and arrangements providing such compensation or benefits; and

(ii) except as provided under this Agreement, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, with respect to future periods after such termination or resignation.

(c) Additional Compensation Payable After Termination Without Cause or Resignation for Good Reason. Subject to Section 20, if Executive’s employment is terminated by the Company without Cause under Section 4(d) or by Executive for Good Reason under Section 4(e), and the Company receives a release in the form attached to this Agreement as Exhibit D (the “Release”), executed by Executive on or after the date of termination of employment and delivered to the Company within twenty-one (21) days following the date of termination, without revocation or modification, Executive shall be entitled to the following compensation and benefits beginning thirty (30) days following the date of termination of employment:

(i) severance payments equal to the sum of (A) one time Executive’s Base Salary for the year in which Executive’s employment terminates (without regard to any reduction that gives rise to Good Reason) plus (B) one times Executive’s actual MIP Bonus for the two calendar years preceding the year in which Executive’s termination occurs (or, if the actual MIP Bonus has not yet been determined for the calendar year preceding Executive’s termination, the average of Executive’s actual MIP Bonus for the first calendar year in this two-year period and his Target MIP Bonus for the calendar year immediately preceding his termination) for the fiscal year during which Executive’s employment terminates and the immediately preceding fiscal year, payable in substantially equal installments over one year in accordance with normal payroll practices;

(ii) a prorated MIP Bonus for the year in which the termination occurs based on actual results for the year and payable in a lump sum at the time MIP Bonuses are paid to active employees; and

(iii) should Executive elect to continue group health plan coverage through COBRA, the Company shall pay a portion of the cost of COBRA coverage in the same proportion as it shared such costs with Executive during the Term for a period of 12 months, provided, however, that such payments shall cease if Executive becomes eligible for coverage under any other employer’s group health plan. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Code as a result of providing some or all of the payments described in this Section 5(c)(iii), the Company may reduce or eliminate its obligations under this Section 5(c)(iii) to the extent it deems necessary, with no offset or other consideration required.

(d) No Other Compensation. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or upon expiration of the Term, then Executive shall not be entitled to any other compensation or benefits from the Company except as described in Section 5(a) and (b).

6. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party to this Agreement which shall have accrued under this Agreement prior to such expiration.

7. Restrictive Covenants.

(a) Confidentiality. During and after the Term, Executive shall not use or disclose to any individual or entity any Confidential Information except (A) in the performance of Executive’s duties for the Company, (B) as authorized in writing by the Company, or (C) as required by law, so long as prior written notice of such required disclosure is delivered to the Company and all reasonable efforts to preserve the confidentiality of such information shall be made. “Confidential Information” means all secret or confidential information, knowledge, or data relating to the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other Affiliates (the “Company Group”) (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that Executive has obtained or obtains during the Term and that is not public knowledge (other than as a result of Executive’s violation of this Section 7(a)).

(b) No Conflict of Interest. During the Term and for any period severance benefits are payable under Section 5(c)(i), Executive shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company Group. Such work shall include, but is not limited to, directly or indirectly competing with the Company Group in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company Group is now engaged or in which the Company Group becomes engaged during the Term. If the Company reasonably determines such a conflict exists during the Term, the Company may ask Executive to choose to discontinue the other work or resign employment with Company without Good Reason. If the Company reasonably determines such a conflict exists during any period severance benefits are payable under Section 5(c)(i), the Company may ask Executive to choose to discontinue the other work or forfeit the remaining severance benefits as the Company’s sole remedy under this Agreement and at law; provided, however, that if the Company does not ask Executive to choose to discontinue the other work or forfeit the remaining severance benefits, the Company shall be entitled to any remedy that may be provided under this Agreement or at law. In addition, Executive agrees not to refer any client or potential client of the Company Group to competitors of the Company Group, without obtaining Company’s prior written consent, during the Term and any period severance benefits are payable under Section 5(c)(i).

(c) Non-Solicitation. Executive understands and agrees that significant information regarding the Company Group’s employees and customers is treated as confidential and constitutes trade secrets. As such, during the Term and for a period of two years thereafter, Executive agrees not to, directly or indirectly, separately or in association with others, use any Confidential Information to interfere with, impair, disrupt or damage the Company Group’s relationship with any of its customers or prospective customers. During the Term and for a period of two years thereafter, Executive further agrees not to, directly or indirectly, separately or in association with others, damage the Company Group’s relationships with its employees by soliciting such employees to leave the employ of the Company Group.

(d) Non-Disparagement. During and after the Term, Executive shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company Group, as well as Company Group’s employees, officers, directors, agents, successors and assigns.

(e) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by Executive, whether alone or jointly with others, from the Effective Date and continuing until the end of any period during which Executive is employed by the Company Group, relating or pertaining in any way to Executive’s employment with or the business of the Company Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Company and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. Executive agrees to execute any assignment to the Company or its nominee, of Executive’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. Executive further agrees, during and after the Term, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 7(e) does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. Executive acknowledges that a condition for an Invention to qualify fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code is that the Invention must be protected under patent laws. Executive has reviewed the Limited Exclusion Notification attached as Exhibit E and agrees that Executive’s signature acknowledges receipt of the notification. However, Executive agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by Executive during the term of employment and for three months thereafter, whether or not Executive believes such innovations are subject to this Section 7(e), to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information shall be received in confidence by Company.

(f) Acknowledgment and Enforcement. Executive acknowledges and agrees that (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and Confidential Information of the Company Group; (ii) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which Executive has access, the Company Group would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group in the event Executive breached any of the covenants of this Section 7; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under this Section 7 would be inadequate. Executive therefore agrees and consents that (I) if Executive commits any breach of the covenant under Section 7(b) and the Company does not ask Executive to choose to discontinue the other work or forfeit the remaining severance benefits as allowed under Section 7(b), or (II) if Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(g) Effect of Termination of Employment. Notwithstanding the provisions of Section 4(e) of this Agreement, the period of Executive’s employment for purposes of determining the applicability of the restrictions contained in Section 7 of this Agreement shall include any period during which Executive is employed by the Company’s successors or assigns. Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Confidential Information as defined above.

8. Cooperation Following Termination of Employment. Executive agrees that, for five years following termination of employment for any reason, Executive shall assist and cooperate with the Company with regard to any matter or project in which Executive was involved during the Term, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with Executive in scheduling any assistance by Executive taking into account and not unreasonably interfering with Executive’s business and personal affairs and shall reasonably compensate Executive for any time spent or expenses associated with such cooperation and assistance.

9. Withholding of Taxes. The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.

11. Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of California, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to its conflict or choice of law rules.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any part of this Agreement is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.

13. Notices. Any notice, request, claim, demand, document and other communication under this Agreement to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:

If to the Company, addressed to:

Imprimis Pharmaceuticals, Inc.
437 S. Hwy. 101, Suite 209
Solana Beach, CA 92075
Attention: General Counsel
Facsimile: 858-345-1745

If to Executive, at the home address most recently communicated by Executive to the Company in writing;

or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. This Agreement shall not become enforceable until executed by the Company.

15. Entire Agreement. The terms of this Agreement and the exhibits and attachments hereto are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement, and supersedes any and all prior agreements, including, without limitation, the Original Agreement which is hereby terminated in its entirety. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the exhibits and attachments hereto.

16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and an independent director of the Company or by an arbitrator or court seeking to render enforceable through “judicial” modification an otherwise unenforceable provision. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, so long as such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. Arbitration. The Company and Executive agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to this Agreement which remains unresolved shall be resolved exclusively by final and binding arbitration conducted in San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if Executive substantially prevails on all issues raised, any attorneys’ fees incurred by Executive with regard to such arbitration.

18. No Inconsistent Actions; Cooperation.

(a) The parties shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(b) Each of the parties shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

19. No Alienation of Benefits. To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of Executive, Executive’s beneficiary or Executive’s estate.

20. Section 409A.

(a) This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A.

(b) The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Code Section 409A.

(c) If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Code Section 409A, the Committee and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A or causing the imposition of such additional tax, penalty, or interest under Code Section 409A.

(d) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

(e) For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code Section 409A, Executive’s “separation from service” as defined in Code Section 409A.

(h) Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Company and Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.

(i) If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

(j) Notwithstanding the timing provisions set forth in Section 5(c) and subject to Section 20(i), any payment of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12) to the extent applicable), will be paid or will commence on the thirtieth (30th) day following Executive’s separation from service.

21. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place if such assumption does not occur as a matter of law.

22. Certain Definitions.

(a)  “Affiliate” means any entity in which the Company has a significant ownership interest as determined by the Committee.

(b)  “Base Salary” is defined in Section 3(a).

(c)  “Board” means the Board of Directors of the Company.

(d) “Cause” means: (i) Executive’s conviction, or guilty or no contest plea, regarding any non-automotive felony; (ii) act of fraud by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (iii) Executive’s material breach of his fiduciary duty to the Company which causes material harm to the Company or its reputation; (iv) Executive’s gross negligence or gross misconduct in the performance of duties reasonably assigned to Executive; (v) willful and material violation by Executive of the Company’s codes of conduct or other rules or policies of the Company, which causes material harm to the Company or its reputation; or (vi) entry of any court order or other ruling that prevents Executive from performing his material duties and responsibilities hereunder; (vii) willful and material breach of this Agreement by Executive which causes material harm to the Company or its reputation, provided, however, that with respect to subsection (v) and (vii) the Board or its representative shall have delivered a written demand to Executive specifically identifying the manner in which the Executive has violated the Company’s codes of conduct or other rules or policies or breached this Agreement and Executive has failed to cure such violation within thirty (30) days after receiving such notice, to the extent that such violation is susceptible to cure.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued under the Code.

(f)  “Committee” means the Compensation Committee of the Board.

(g) “Company Group” is defined in Section 7(a).

(h) “Confidential Information” is defined in Section 7(a).

(i) “Disabled” has the meaning specified in the Company’s long-term disability plan applicable to Executive at the time of Executive’s disability or, if no such long-term disability plan exists, such term shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

(j) “Good Reason” means, without Executive’s consent: (i) material diminution in Executive’s responsibilities, authority, or duties; (ii) material reduction in Executive’s Base Salary (unless reduction is part of an across the board uniformly applied reduction); (iii) material reduction in Executive’s incentive or equity compensation; (iv) material reduction in the percentage of Executive’s Base Salary on which his annual incentive compensation is based, other than a reduction of not more than ten percent (10%) that is also applied to all executive officers; (v) a material reduction in the total compensation and benefits (including but not limited to incentive, equity and deferred compensation) provided to Executive; or (vi) relocation of the Company, or of Executive’s office, fifty (50) miles or more from San Diego, California, and such relocation results in an increase in Executive’s one-way driving distance by more than fifty (50) miles; provided, however, that before Executive may resign for Good Reason, Executive must provide the Company with written notice of the condition that could constitute a “Good Reason” Event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(k) “MIP,” “MIP Bonus,” and “Target MIP Bonus” are defined in Section 3(b).

(l) “Term” is defined in Section 1.

[Signatures follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Robert Kammer
Name:	Robert Kammer
Title:	Chairman of the Board

EXECUTIVE

/s/ Mark Baum
Mark Baum

EXHIBIT A

IMPRIMIS PHARMACEUTICALS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

On ______________, (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Mark Baum (“Optionee”), an option (the “Option”) to purchase 180,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) for a price of [$X.XX] per share. The Option has been granted under the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Nonqualified Stock Option Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan.

This Option shall vest and become exercisable in equal quarterly installments of 15,000 shares, on the first twelve quarterly anniversaries of the Effective Date of the Optionee’s Amended and Restated Employment Agreement with the Company dated __________ (the “Employment Agreement”) (each a “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to the Optionee’s continued employment with the Company and its Affiliates (collectively, the “Imprimis Group”). This Option shall expire on the tenth anniversary of the Grant Date (the “Grant Expiration Date”). If the Optionee’s employment is terminated by the Company without cause (as defined under his Employment Agreement), or by the Optionee for Good Reason (as defined under his Employment Agreement), the portion of the Option scheduled to vest on the Vesting Dates within 12 months after the date of termination of employment, had no such termination of employment occurred, shall vest and be exercisable on the date of termination of employment, provided that the Optionee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification. If the Optionee’s employment is terminated by the Company or its successor without Cause or by the Optionee for Good Reason (as defined under his Employment Agreement), in each case within two (2) years after a Change of Control, the Option shall vest in full and be fully exercisable as discussed in Paragraph 3(b) of this Agreement, provided that the Optionee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification.

1.           Method of Exercise and Payment of Price.

(a)           Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this Agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:

(i) state the number of whole Shares with respect to which the Option is being exercised; and

(ii) if the Option is being exercised by anyone other than Optionee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b)           Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:

(i) in cash;

(ii) by check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Committee, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six months on the date of surrender (unless this condition is waived by the Committee), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Optionee, with any fractional Share being repaid in cash);

(iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee; or

(v) any combination of the foregoing methods of payment.

2.           Transferability. The Option shall be transferable (I) at Optionee’s death, by Optionee by will or pursuant to the laws of descent and distribution, and (II) by Optionee during Optionee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Optionee, or any other persons sharing Optionee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Optionee or such Family Members, (c) a foundation in which Optionee or such Family Members control the management of assets, or (d) a partnership in which Optionee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Optionee. The Committee may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Optionee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Optionee shall notify the Committee in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this Agreement, references to the original Optionee shall be deemed to refer to the transferee. The events of a termination of employment of Optionee provided in Paragraph 3 hereof shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 3. The Company shall have no obligation to notify any transferee of Optionee’s termination of employment with the Imprimis Group for any reason. Optionee shall remain subject to the tax withholding provisions of Section 29 of the Plan following transfer of the Option.

3.           Termination of Employment; Retirement.

(a)           Termination of Employment by Reason of Death or Disability. If a termination of employment of Optionee occurs by reason of death or Disability prior to the vesting in full of the Option, but at least six (6) months from the Grant Date, then any unvested portion of the Option shall vest upon and become exercisable in full from and after such death or Disability. The Option may thereafter be exercised by the Optionee, any transferee of Optionee, if applicable, or by the legal representative of the estate or by the legatee of Optionee under the will of Optionee from the date of such death or Disability until the Grant Expiration Date.

(b)           Other Termination of Employment. If a termination of employment of Optionee occurs by any reason other than Optionee’s death or Disability (each at least six (6) months from Grant Date), any unexercised portion of the Option which has not vested on such date of termination of employment will automatically be forfeited. Optionee (or any transferee, if applicable) will have 90 days from the date of termination of employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of termination of employment; provided, however, that if the termination of employment was a termination for Cause, as determined by the Committee, the Option shall be immediately canceled by the Committee (whether then held by Optionee or any transferee); provided, further, that in the event of an Optionee’s termination of employment within one (1) year after a Change of Control for any reason other than because of the Optionee’s death, Disability or termination for Cause, this Option shall, following such termination of employment, remain exercisable until the earlier of the third anniversary of such termination of employment or the expiration of its original term.

4.           Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Optionee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by the Company. The Option shall not be exercisable if such exercise would involve a violation of any applicable law.

5.           Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Optionee’s material breach of any provision of Section 7 of the Employment Agreement.

6.           Special Forfeiture/Repayment Rules. For so long as Optionee continues as an employee with the Imprimis Group and for one year following termination of employment regardless of the reason, Optionee agrees not to engage in Triggering Conduct. If Optionee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Optionee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the gross option gain realized or obtained by Optionee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), (y) minus $1.00. Optionee may be released from Optionee’s obligations under this Paragraph 5 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Optionee is associated with the Imprimis Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Optionee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Optionee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Optionee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Optionee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Optionee’s receipt of the Option, in consideration of employment, in consideration of exposing Optionee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Optionee further acknowledges that the receipt of the Option and execution of this Agreement are voluntary actions on the part of Optionee and that the Company is unwilling to provide the Option to Optionee without including the restrictions and covenants of Optionee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

7.           Right of Set-Off. By accepting this Option, Optionee consents to a deduction from, and set-off against, any amounts owed to Optionee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Imprimis Group from time to time (including, but not limited to, amounts owed to Optionee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Imprimis Group by Optionee under this Agreement.

8.           Withholding Tax.

(a)           Generally. Optionee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Optionee’s tax liability.

(b)           Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to Paragraph 1 hereof, Optionee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company, including withholding such amounts in cash from the Optionee’s wages or other payments due to the Optionee at any time, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the Tax Withholding Obligation. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of exercise of the Option. To the extent that the Company or its Affiliate withholds any amounts in Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate. Should the Company or the Affiliate withhold any amounts in cash or retains any Shares in excess of Optionee’s actual Tax Withholding Obligation, the Company and/or Optionee’s employer will refund the excess amount to the Optionee, with any fractional Share being repaid in cash, within a reasonable period and without any interest. The Optionee authorizes the Company or the Affiliate, or their agents (including, without limitations, any broker or bank) to withhold cash or Shares as appropriate. Optionee agrees to pay the Company and/or the Affiliate employing Optionee any amount of the Tax Withholding Obligation that is not satisfied by the means described herein.

If any of the foregoing methods of collection are not allowed under applicable law or if Optionee fails to comply with his or her obligations in connection with the Tax Withholding Obligation as described in this Paragraph, the Company may refuse to honor the exercise and refuse to deliver the Shares.

Optionee is liable and responsible for all taxes and social security owed in connection with the Option, regardless of any action the Company takes with respect to any Tax Withholding Obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax and social security treatment or the treatment of any withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Optionee’s tax liability.

9.           Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Option and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 17 of the Employment Agreement.

10.          Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Imprimis Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

11.          Prompt Acceptance of Agreement. The Option grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Optionee by indicating Optionee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

12.          Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option Agreements through electronic signature.

13.          Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Optionee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.
437 S. Hwy. 101, Suite 209
Solana Beach, CA 92075
Attention: General Counsel
Facsimile: 858-345-1745

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Optionee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Optionee.

14.          Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment Agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Compensation Committee provides for greater benefits to Optionee with respect to (i) vesting of the Option on termination of employment by reason of specified events or (ii) exercisability of the Option following termination of employment, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Option on termination of employment by reason of such specified events or exercisability of the Option following termination of employment shall supersede the terms hereof to the extent permitted by the terms of the Plan.

IMPRIMIS PHARMACEUTICALS, INC.

By:

Its.:

ACCEPTANCE OF AGREEMENT

Optionee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement and (b) voluntarily and knowingly accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 5 and 6 above. Optionee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus pertaining to the Plan.

_______________________
Optionee’s Signature

_______________________
Date

EXHIBIT B

IMPRIMIS PHARMACEUTICALS, INC.

RESTRICTED STOCK UNITS AGREEMENT

On _____________, ____ (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Mark Baum (“Grantee”) 200,000 Restricted Stock Units (the “Restricted Stock Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Grantee as set forth herein. The Restricted Stock Units have been granted pursuant to the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Stock Units Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan.

1.           Vesting. The Restricted Stock Units shall vest on the third anniversary of the Effective Date of the Grantee’s Amended and Restated Employment Agreement with the Company dated _______________ (the “Employment Agreement”) (the “Vesting Date” with respect to the Restricted Stock Units scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to the Grantee’s continued employment with the Company and its Affiliates (collectively, the “Imprimis Group”). If the Grantee’s employment is terminated by the Company without Cause (as defined under his Employment Agreement), or by the Grantee for Good Reason (as defined under his Employment Agreement), the portion of the Restricted Stock Units equal to 200,000 multiplied by a fraction the numerator of which shall be the sum of the number of days between the Grant Date and the termination of employment plus 365 days and the denominator of which shall be 1095, shall vest on the date of termination of employment, provided that the Grantee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification; provided, further, that under no circumstances will the Grantee vest in more than 100% of the Restricted Stock Units subject to his award. If the Grantee’s employment is terminated by the Company or its successor without Cause or by the Grantee for Good Reason (as defined under his Employment Agreement), in each case within one (1) year after a Change of Control, the Restricted Stock Units shall vest in full., provided that the Grantee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification.

2.           Transferability. The Restricted Stock Units shall not be transferable.

3.           Termination of Employment.

(a)           General. Except as set forth below or in Section 1 above, if a termination of employment of Grantee occurs prior to the vesting in full of the Restricted Stock Units, any unvested portion of such Restricted Stock Units shall be forfeited by Grantee.

(b)           Termination of Employment by Reason of Death or Disability. If a termination of employment of Grantee occurs by reason of death or Disability prior to the vesting in full of the Restricted Stock Units, but at least six (6) months from the Grant Date, then any unvested Restricted Stock Units shall immediately vest in full and shall not be forfeited.

4.           Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Grantee’s material breach of any provision of Section 7 of the Employment Agreement.

5.           Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Imprimis Group and for one year following termination of employment regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Restricted Stock Units pursuant to Paragraph 6 hereof (measured as of the settlement date (i.e., the market value of the Restricted Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. Grantee may be released from Grantee’s obligations under this Paragraph 5 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Grantee is associated with the Imprimis Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Grantee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Grantee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Grantee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Grantee’s receipt of the Restricted Stock Units, in consideration of employment, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Stock Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Restricted Stock Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

6.           Payment.

(a)           Subject to the provisions of Paragraphs 4 and 5 of this Agreement and Paragraphs (b), (c) and (d) below, and unless Grantee makes an effective election to defer receipt of the Shares represented by the Restricted Stock Units, on the date of vesting of any Restricted Stock Unit, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Paragraph 10) the Shares represented by such Restricted Stock Unit; provided, however, that where the vesting of any Restricted Stock Unit occurs in connection with Grantee’s termination without Cause or resignation for Good Reason, Section 409A of the Code applies to the distribution in connection with such acceleration and Grantee is a “specified employee” (determined in accordance with Section 409A of the Code), Grantee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh month after Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code). Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

(b)           Death. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of a termination of employment due to Grantee’s death, Grantee’s estate shall be entitled to receive the corresponding Shares from the Company on the date of such vesting.

(c)           Disability. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of a termination of employment by reason of Disability, Grantee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting; provided, however, that where Section 409A of the Code applies to such distribution and Grantee is a “specified employee” (determined in accordance with Section 409A of the Code), Grantee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh month after Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code).

(d)           Change of Control. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of the occurrence of a Change of Control, Grantee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting; provided, however, that if the Change of Control occurs under circumstances that would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and the regulations thereunder, then Grantee shall be entitled to receive the corresponding Shares from the Company on the Vesting Date(s) that would have otherwise applied pursuant to Paragraph 1.

7.           Dividend Equivalents. Grantee shall not be entitled to receive any cash dividends on the Restricted Stock Units. However, to the extent the Company determines to pay a cash dividend to holders of the Common Stock, a Grantee shall, with respect to each Restricted Stock Unit, be entitled to receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Common Stock represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Restricted Stock Units award). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

8.           Right of Set-Off. By accepting these Restricted Stock Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Imprimis Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Imprimis Group by Grantee under this Agreement.

9.           No Stockholder Rights. Grantee shall have no rights of a stockholder with respect to the Restricted Stock Units, including, without limitation, any right to vote the Shares represented by the Restricted Stock Units.

10.         Withholding Tax.

(a)           Generally. Grantee is liable and responsible for all taxes owed in connection with the Restricted Stock Units (including taxes owed with respect to any cash payments described in Paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of Shares issuable upon settlement of the Restricted Stock Units. The Company does not commit and is under no obligation to structure the Restricted Stock Units to reduce or eliminate Grantee’s tax liability.

(b)           Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Grantee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Grantee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to retain on Grantee’s behalf the number of Shares from those Shares issuable to Grantee under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation comes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Restricted Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

11.          Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 17 of the Employment Agreement.

12.          Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Imprimis Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13.          Prompt Acceptance of Agreement. The Restricted Stock Unit grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company.

14.           Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit grant under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Restricted Stock Unit grants and the execution of Restricted Stock Unit agreements through electronic signature.

15.          Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.
437 S. Hwy. 101, Suite 209
Solana Beach, CA 92075
Attention: General Counsel
Facsimile: 858-345-1745

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

16.          Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Compensation Committee provides for greater benefits to Grantee with respect to vesting of the Award on termination of employment than provided in this agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on termination of employment by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the Plan.

IMPRIMIS PHARMACEUTICALS, INC.

By:

Its.:

ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement and (b) voluntarily and knowingly accepts this Agreement and the Restricted Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus pertaining to the Plan.

___________________________
Grantee’s Signature

___________________________
Date

EXHIBIT C

IMPRIMIS PHARMACEUTICALS, INC.

PERFORMANCE STOCK UNITS AGREEMENT

On _____________, ____ (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Mark Baum (“Grantee”) a targeted number of 1,050,000 (the “Target Number”) Performance Stock Units (the “Performance Stock Units” or “Award”) to be calculated and determined as discussed below. Each Performance Stock Unit will represent an unfunded and unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Grantee as set forth herein. Each Performance Stock Unit will be subject to forfeiture until the date such Performance Stock Unit vests pursuant to Paragraph 1 of this Agreement. The Performance Stock Units have been granted pursuant to the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Agreement. Capitalized terms used in this Agreement that are not specifically defined will have the meanings ascribed to such terms in the Plan.

1.           Vesting. The Performance Stock Units consist of the following five tranches (each, a “Tranche”) that vest upon the attainment of the target share price (the “Target Share Price”) as specified below:

Tranche	No. of Shares	Target Share Price
Tranche 1	19.05% of Target Number	$10.00 or greater
Tranche 2	19.05% of Target Number	$15.00 or greater
Tranche 3	19.05% of Target Number	$20.00 or greater
Tranche 4	19.05% of Target Number	$25.00 or greater
Tranche 5	23.08% of Target Number	$30.00 or greater

Each Tranche may only vest once. Except as otherwise specified below, for each respective Tranche to vest, all three of the following conditions must be met:

(a)           a Trigger Date may occur any time after the Grant Date. A “Trigger Date” means any trading day on which the official closing price per Share (the “Closing Price”) is at or above the Target Share Price for the respective Tranche. Notwithstanding the foregoing, the Committee will, in such manner as the Committee determines is appropriate in its discretion, include the value of stock dividends distributed to the stockholders of the Company in connection with spin-offs or similar transactions for purposes of determining whether the Target Share Price has been achieved;

(b)           during the period that includes the Trigger Date and the immediately following 19 trading days (each, a “Measurement Period”), the arithmetic mean of the 20 Closing Prices during the Measurement Period must be at or above the Target Share Price for such Tranche (the “20 Closing Price Condition”); and

(c)           the Grantee must be in continuous service with the Company and its Affiliates through the third anniversary of the Grant Date (the “Service Condition”).

To the extent all three of the above conditions are met, the third anniversary of the Grant Date shall be the “Vesting Date.” If the Grantee’s employment is terminated as a result of death or Disability, in each case before the third anniversary of the Grant Date, then all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or before the date of termination but which are not vested solely because the date of termination occurs before the third anniversary of the Grant Date shall vest, and the date of termination shall be the Vesting Date. If the Grantee’s employment is terminated by the Company other than a termination for Cause (as defined in his Employment Agreement), or by the Grantee for Good Reason (as defined in his Employment Agreement), in each case before the third anniversary of the Grant Date, then (i) then all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or before the date of termination but which are not vested solely because the Service Condition has not been satisfied shall vest, and the date of termination shall be the Vesting Date; and (ii) all Tranches for which a Trigger Date occurs and the 20 Closing Price Condition has been satisfied on or after the date of termination but on or before the first anniversary of the date of termination and with respect to which the Grantee would have vested had he satisfied the Service Condition shall vest on the date on which both the Trigger Date occurs and the 20 Closing Price Condition has been satisfied and such date shall be the Vesting Date; provided that the Grantee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification; provided, further, that if a Change of Control has occurred prior to such termination, the subsequent sentence shall govern, and in no event shall the Vesting Date or a Trigger Date extend beyond the third anniversary of the Grant Date. If, after the first anniversary but before the third anniversary of the Grant Date, the Grantee’s employment is terminated by the Company or its successor without Cause or by the Grantee for Good Reason (as defined under his Employment Agreement), in either case within one (1) year after a Change of Control, then the following Tranches shall vest, and the date of termination shall be the Vesting Date: (i) all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or immediately before the Change of Control but which are not vested solely because the Grantee has not satisfied the Service Condition; and (ii) all other Tranches with a Target Share Price at or below the per-Share transaction consideration received by stockholders of the Company upon the Change of Control (as determined in accordance with the terms and conditions of the applicable definitive agreement that results in the Change of Control), provided that the Grantee executes and delivers the Release contemplated by the Employment Agreement to the Company within twenty-one (21) days following the date of termination, without revocation or modification. Any Tranche that has not vested by the third anniversary of the Grant Date shall expire.

2.           Transferability. The Performance Stock Units shall not be transferable.

3.           Termination of Employment. Except as set forth in Paragraph 1, if a termination of employment of Grantee occurs prior to the vesting in full of the Performance Stock Units, any unvested portion of such Performance Stock Units shall be forfeited by Grantee.

4.           Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Grantee’s material breach of any provision of Section 7 of the Employment Agreement.

5.           Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Imprimis Group and for one year following termination of employment regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Performance Stock Units pursuant to Paragraph 6 hereof (measured as of the settlement date (i.e., the market value of the Performance Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. Grantee may be released from Grantee’s obligations under this Paragraph 5 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Grantee is associated with the Imprimis Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Grantee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Grantee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Grantee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Grantee’s receipt of the Performance Stock Units, in consideration of employment, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Performance Stock Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Performance Stock Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

6.           Payment. Subject to the provisions of Paragraphs 4 and 5 of this Agreement, and unless Grantee makes an effective election to defer receipt of the Shares represented by the Performance Stock Units, on the Vesting Date, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Paragraph 10) the Shares represented by such Performance Stock Unit; provided, however, that where the vesting of any Restricted Stock Unit occurs in connection with Grantee’s termination without Cause, resignation for Good Reason or termination due to Disability, Section 409A of the Code applies to the distribution in connection with such acceleration and Grantee is a “specified employee” (determined in accordance with Section 409A of the Code), Grantee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh month after Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code). Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

7.           Dividend Equivalents. Grantee shall not be entitled to receive any cash dividends on the Performance Stock Units. However, to the extent the Company determines to pay a cash dividend to holders of the Common Stock, a Grantee shall, with respect to each Performance Stock Unit, be entitled to receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Common Stock represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Performance Stock Units award). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

8.           Right of Set-Off. By accepting these Performance Stock Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Imprimis Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Imprimis Group by Grantee under this Agreement.

9.           No Stockholder Rights. Grantee shall have no rights of a stockholder with respect to the Performance Stock Units, including, without limitation, any right to vote the Shares represented by the Performance Stock Units.

10.         Withholding Tax.

(a)           Generally. Grantee is liable and responsible for all taxes owed in connection with the Performance Stock Units (including taxes owed with respect to any cash payments described in Paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Performance Stock Units or the subsequent sale of Shares issuable upon settlement of the Performance Stock Units. The Company does not commit and is under no obligation to structure the Performance Stock Units to reduce or eliminate Grantee’s tax liability.

(b)           Payment of Withholding Taxes. Prior to any event in connection with the Performance Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Grantee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Grantee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to retain on Grantee’s behalf the number of Shares from those Shares issuable to Grantee under the Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation becomes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Performance Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

11.          Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Performance Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 17 of the Employment Agreement between Grantee and the Company dated ___________________.

12.          Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Imprimis Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13.          Prompt Acceptance of Agreement. The Performance Stock Unit grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Grantee by indicating Grantee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

14.          Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Unit grant under and participation in the Plan or future Performance Stock Units that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Performance Stock Unit grants and the execution of Performance Stock Unit agreements through electronic signature.

15.          Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.
437 S. Hwy. 101, Suite 209
Solana Beach, CA 92075
Attention: General Counsel
Facsimile: 858-345-1745

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

IMPRIMIS PHARMACEUTICALS, INC.

By:

Its.:

ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; and (b) voluntarily and knowingly accepts this Agreement and the Performance Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus pertaining to the Plan.

____________________________
Grantee’s Signature

____________________________
Date

EXHIBIT D

RELEASE AGREEMENT

This RELEASE AGREEMENT by and between Imprimis Pharmaceuticals, Inc. (the “Company”) and __________ (the “Executive”) is dated as of the ____ day of ________ , 2013 (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“Imprimis”) by execution of this Release from any and all claims and causes of action related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Imprimis, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of Imprimis and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with Imprimis, the “Releasees”). This Release is intended to have the broadest possible application permitted by law and includes, but is not limited to any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Imprimis’ policies or practices; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, other federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, or damages of any nature that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims that may not be waived by law, such as claims for workers’ compensation benefits, unemployment benefits or statutory indemnity, if applicable.

Notwithstanding anything to the contrary in this Release, this Release does not apply to any claims arising after Executive’s execution of this Release, enforcement of Executive’s rights to payments or benefits due or rights enforceable after the execution of this Release under the Employment Agreement dated __________, ____ between Executive and the Company (the “Employment Agreement”), claims under any of the Company’s employee benefit plans or any rights Executive may have for indemnification under Imprimis’ By-Laws, Certificate of Incorporation, applicable law, or any indemnification agreement, or any rights as an insured under Imprimis’ D&O insurance policies, as in effect from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of Imprimis and the Releasees , Executive expressly acknowledges that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

Review of Release

Executive agrees and represents that Executive has been advised of and fully understands the right to discuss all aspects of this Release with an attorney of Executive’s choice. Executive’s execution of this Release establishes that, if Executive wishes the advice of an attorney, Executive has sought such advice by the date Executive signed this Release, and that Executive was given at least 21 days to consider whether or not to sign. Executive may sign this Release before the end of the 21-day period and Executive agrees that if Executive decides to shorten this time period for signing, Executive’s decision was knowing and voluntary. Executive agrees that a change to the Release, whether material or immaterial, does not restart the running of said period.

Executive will have seven days from the date that Executive signs this Release to revoke the Release and to change Executive’s mind, in which case this Release shall be ineffective and of no legal force. If Executive so revokes this Release, there will be no obligation on the part of Imprimis to provide Executive with any of the severance benefits described in the Employment Agreement and Executive agrees to repay to Imprimis any such severance benefits previously paid or provided to Executive. Executive’s revocation must be in writing and received by Imprimis’ Executive Vice President, Human Resources on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Release shall become binding and enforceable on the eighth day (“Effective Date”).

General Provisions

Executive and the Company agree to comply with their respective continuing obligations set forth in the surviving provisions of the Employment Agreement signed by Executive.

By entering into this Release, the Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

In the event any provision of this Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

This Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

The validity, interpretation and performance of this Release shall be construed and interpreted according to the laws of the United States of America and the state in which Executive is employed.

This Release, including the surviving provisions of Executive’s Employment Agreement, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Release may be amended only by a written instrument executed by all parties hereto.

[Signatures follow.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive

Date

IMPRIMIS PHARMACEUTICALS, INC.

By:

Name:

Title:

Date:

EXHIBIT E

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2)           Result from any work performed by you for the Company.

To the extent a provision in the Employment Agreement, dated _____________, between you and the Company purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

_________________________________________

_________________________________________
Print Employee’s Name

_________________________________________
Date

Witnessed by:

_________________________________________
Company Representative’s Name and Position

Dated:

_________________________________________

Exhibit E-1